Delisting Determination, The Nasdaq Stock Market, LLC, May 23, 2025, ENGlobal Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of ENGlobal Corporation effective at the opening of the trading session on June 14, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b).
The Company was notified of the Staff determination on May 30, 2024.
On June 4, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On July 25, 2024, the hearing was held. On August 13, 2024, the Panel reached a decision and a Decision letter was issued on August 14, 2024. On August 13, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company security was suspended on December 6, 2024. The Staff determination to delist the Company securities became final on December 6, 2024.